Exhibit 99.1

BioDelivery Sciences Announces Positive Results of Pivotal Pharmacokinetic

Study Comparing BEMA Buprenorphine/Naloxone (BNX) to Suboxone

NDA target remains on course for the second quarter of 2013

RALEIGH, N.C. – September 13, 2012 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced a positive outcome of the Company’s pivotal pharmacokinetic study for BEMA Buprenorphine/Naloxone (BNX), which is being developed for the potential treatment of opioid dependence and utilizes the patented BioErodible MucoAdhesive (BEMA) technology to deliver buprenorphine combined with the opioid antagonist naloxone. Based on the positive outcome of this study, BDSI continues to anticipate that it will be in a position to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for BNX during the second quarter of 2013.

The study, BNX-103, was designed to compare the relative bioavailability of buprenorphine and naloxone between BNX and the reference product, Suboxone, which is currently approved for the maintenance treatment of opioid dependence. Based on the FDA agreed upon 505(b)(2) pharmacokinetic regulatory pathway for the BNX program, the goals of the study were to demonstrate that two key pharmacokinetic parameters, maximum drug plasma concentration (Cmax) and total drug exposure (area under the curve or AUC), for buprenorphine were comparable to Suboxone, and that the same parameters for naloxone were similar or less than Suboxone. These goals were achieved in the study.

“We are pleased with the outcome of this study and believe, based on our prior discussions with FDA, that the data supports a key component for our NDA,” said Dr. Andrew Finn, Executive Vice President of Product Development. “The positive results of this study once again demonstrate the value and versatility of our BEMA drug delivery technology and its ability to effectively and efficiently deliver drugs to treat important medical conditions.”

“The results of this study allow us to not only move a step closer to the potential filing of an NDA for BNX in 2013, but also advance our commercialization considerations that include furthering our active partnership discussions for BNX,” said Dr. Mark A. Sirgo, President and Chief Executive Officer. “In the upcoming months, we will continue to evaluate our strategic options for the commercialization of BNX within and outside the U.S., including internal approaches, partnership or a combination of these. BNX is a significant asset to BDSI, and we believe, if approved, provides a relatively near-term opportunity to enter and capture a meaningful share of the over $1.2 billion and growing market for buprenorphine/naloxone by being the first film to compete directly against Suboxone.”

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery BEMA technology to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain, and BDSI is also developing a high dose BEMA formulation of buprenorphine combined with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYLTM is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believe,” “expects,” “anticipate,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, with respect to timing and prospects for the clinical development program for, and commercialization of, BEMA Buprenorphine/Naloxone) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com